Exhibit 1

Summary Schedule of Funded Debt at December 31, 2023

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	7	0.375% - 3.750%	2024 – 2028	6,500	5,843	5,882
Australian dollars	10	0.600% - 5.137%	2024 – 2038	1,030	659	633
Swiss francs	1	1.625%	2029	200	205	216
Euros	41	0.000% - 4.371%	2024 – 2035	17,915	17,915	17,915
Pounds sterling	16	0.375% - 4.250%	2025 – 2027	2,630	3,061	3,026
New Zealand dollars	1	2.715%	2029	55	33	31
Norwegian krone	5	1.625% - 1.990%	2024 – 2027	3,375	337	300
Hong Kong dollars	7	0.300% - 4.370%	2024 – 2028	2,650	307	307
Canadian dollars	2	1.000% - 4.570%	2024 – 2027	600	416	410
Turkish lira	6	18.000% - 29.000%	2024 – 2028	2,768	144	85
Swedish krona	1	3.160%	2028	650	57	59
Total	97				28,977	28,865

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2023.

Schedule of Annual Amortization of Funded Debt Outstanding at December 31, 2023
(in millions of Euro(1)(2))

Currency	2024	2025	2026	2027	2028	2029 and after	Total
U.S. dollars	1,357	1,810	1,810	0	905	0	5,882
Australian dollars	369	0	0	154	0	111	633
Swiss francs	0	0	0	0	0	216	216
Euros	2,021	1,544	2,250	2,250	2,625	7,225	17,915
Pounds sterling	0	1,070	1,266	690	0	0	3,026
New Zealand dollars	0	0	0	0	0	31	31
Norwegian krone	211	0	0	89	0	0	300
Hong Kong dollars	35	0	0	214	58	0	307
Canadian dollars	205	0	0	205	0	0	410
Turkish lira	5	0	17	47	15	0	85
Swedish krona	0	0	0	0	59	0	59
Total	4,204	4,424	5,343	3,649	3,662	7,583	28,865

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2023.
(2)	Excluding accrued interest and value adjustment of debt securities hedged by derivatives.